Exhibit 99.1

Overland Storage Reports First Quarter Fiscal 2013 Results

San Diego, CA – November 14, 2012 – Overland Storage (NASDAQ: OVRL), a trusted global provider of effortless data management and data protection solutions across the data lifecycle, today reported financial results for its fiscal 2013 first quarter ended September 30, 2012.

Eric Kelly, President and CEO of Overland Storage, said, “With the successful launch of our new clustered NAS solution in October, we have three significant new branded products that are now positioned to gain traction in the marketplace as planned, and in less than a year, we have built a significant pipeline of new branded product opportunities that continues to grow. These new products have significantly expanded our total addressable market and have allowed us to participate in new opportunities not previously available to us.

“While our fiscal first quarter has historically been a seasonally down quarter, our lower than expected total revenue is largely due to the difficult macroeconomic environment in Europe and longer sales cycles, which we believe have similarly affected our competitors. While we continued to win new business in Europe, customers delayed taking product due to the market uncertainty, which negatively affected our revenue across all our product families and has tempered our outlook for our sales in the region. As a result, we are not reiterating our guidance regarding achieving non-GAAP profitability in the fourth quarter of calendar 2012, but we believe that with our strong branded product portfolio and growing pipeline of new business, we can achieve this profitability target by the end of our 2013 fiscal year.”

Recent Highlights

•	Launched new clustered NAS product SnapScale X2™, significantly expanding the company’s addressable market opportunity to include the $14 billion scale-out NAS market

•	Gross margins for the first quarter of fiscal 2013 improved sequentially to 33.7% from 31.6%

•	Announced availability of LTO6 technology in the company’s line of NEO Series tape libraries, more than doubling user storage capacities from previous generation technology.

•	SnapSAN 5000 product awarded highest honor of Gold Winner in the best new IT hardware category for the Golden Bridge Awards

•	ITC ruling in October beneficial to Overland’s infringement claims against BDT in district court

•	Filed a petition with the ITC Commission in November requesting a review of infringement of the ’581 mail slot patent based on the commission’s new definition of a linear array.

First Quarter Fiscal 2013 Financial Results

Net revenue for the first quarter of fiscal 2013 was $11.7 million, compared to $14.1 million for the first quarter of fiscal 2012 and $15.3 million for the fourth quarter of fiscal 2012. Product revenue for the first quarter of fiscal 2013 was $6.6 million, compared to $7.9 million in the first quarter of fiscal 2012 and $9.4 million for the fourth quarter of fiscal 2012.

Gross margin for the first quarter of fiscal 2013 was 33.7%, up from 32.6% for the first quarter of fiscal 2012 and 31.6% for the fourth quarter of fiscal 2012.

Operating expenses for the first quarter of fiscal 2013 were $8.6 million, compared to $10.0 million for the first quarter of fiscal 2012, and $8.5 million in the fourth quarter of fiscal 2012. Stock compensation expense was approximately $1.3 million in the first quarter of fiscal 2013, compared to approximately $1.4 million for the first quarter of fiscal 2012 and approximately $1.1 million for the fourth quarter of fiscal 2012. Depreciation and amortization was approximately $0.3 million in the first quarter of fiscal 2013, compared to $0.4 million in the first quarter of 2012.

Net loss for the first quarter of fiscal 2013 was $4.9 million, or a loss of $0.17 per share, compared to a net loss of $5.4 million, or a loss of $0.23 per share, in the first quarter of fiscal 2012 and a loss of $2.7 million, or a loss of $0.10 per share, in the fourth quarter of fiscal 2012.

Total cash and cash equivalents at September 30, 2012 was $7.2 million, compared to $10.5 million at June 30, 2012. At September 30, 2012, the Company had $4.0 million outstanding under its credit facility.

Patent Litigation:

Based on the Commission’s evaluation of the ‘581 mail slot patent, Overland filed a petition on November 8, 2012 arguing that claims 10,12 and 16 meet the new definition of “linear array” put forward by the Commission, as the Commission agrees, and thus the ITC now should decide for the first time whether the BDT products include all the other elements of these claims. If the ITC remands the ‘581 infringement issue on this basis, the Administrative Law Judge could find BDT’s products infringe claims 10, 12 and 16, which Overland believes will result in BDT no longer being allowed to ship products with mail slots into the United States.

Overland reported on October 26, 2012 that the United States International Trade Commission (ITC) released a Notice of Commission Decision in the infringement action filed by Overland Storage against IBM, Dell and BDT. Overland has previously reported that its ITC and District Court actions against IBM and Dell have been resolved by settlement. The Notice of Commission Decision makes several key findings regarding Overland Storage’s U.S. Patent No. 6,328,766, which relates to partitioning media elements in automated media devices, and its U.S. Patent No. 6,353,581, which relates to the “mail slot” feature in automated media devices. Overland views this decision by the full Commission as beneficial to pursuing patent suits in civil court and another step in the process of proving that BDT and others in the data storage industry have been using Overland’s intellectual property without permission. The company’s infringement case against BDT and its affiliates continues and Overland plans to pursue monetary damages against BDT in District Court.

Investor Conference Call:

Overland will host an investor conference call today, Wednesday, November 14, at 5:00 pm ET (2:00 pm PT) to discuss the Company’s first quarter fiscal 2013 financial results. To access the call dial (877) 941-4774 (+1 (480) 629-9760 outside the United States) and when prompted provide the pass code “Overland Storage” to the operator. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, a live and archived webcast of the conference call will be available over the Internet at www.overlandstorage.com in the Investor Relations section. A replay of the conference call will also be available via telephone by dialing (800) 406-7325 (+1 (303) 590-3030 outside the United States) and entering access code, 4573025#, beginning 8:00 p.m. ET on November 14, 2012 through 11:59 p.m. ET on November 21, 2012.

About Overland Storage

Overland Storage is a trusted global provider of effortless data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, archival and cloud data storage, Overland makes it easy and cost effective to manage different tiers of information over time. Overland SnapServer®, SnapSAN™, NEO® and REO® solutions are available through a select network of value added resellers and system integrators. For more information, visit http://www.overlandstorage.com/.

Safe Harbor Statement

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs and operating expenses; our ability to achieve the intended cost savings and maintain quality with our new manufacturing partner; our ability to generate cash from operations; the ability of our suppliers to provide an adequate supply of components for our products at prices consistent with historical prices; our ability to raise outside capital and to repay our debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to maintain the listing of our common stock on the NASDAQ Capital Market; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; our ability to enforce our intellectual property rights and protect our intellectual property; general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Connect with Overland Storage:

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Overland Storage, SnapSAN, SnapServer, NEO Series, REO Series and the Overland logo are trademarks of Overland Storage, Inc., that may be registered in some jurisdictions. All other trademarks used are owned by their respective owners.

Investor Relations Contact:

Charles Messman or Todd Kehrli

MKR Group Inc.

323-468-2300

ovrl@mkr-group.com

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,
	2012	2011
	(Unaudited)	(Unaudited)
Net revenue	$11,711	$14,075
Cost of revenue	7,768	9,488

Gross profit	3,943	4,587

Operating expenses:
Sales and marketing	4,125	4,465
Research and development	1,597	2,483
General and administrative	2,884	3,081

Total expenses	8,606	10,029

Operating loss	(4,663)	(5,442)
Interest income	3	—
Interest expense	(42)	(9)
Other income (expense), net	(112)	215

Loss before income taxes	(4,814)	(5,236)
Provision for income taxes	49	119

Net loss	$(4,863)	$(5,355)

Net loss per share:
Basic and diluted	$(0.17)	$(0.23)

Shares used in computing net loss per share:
Basic and diluted	27,876	23,067

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,	Three Months Ended June 30,
	2012	2012
	(Unaudited)	(Unaudited)
Net revenue	$11,711	$15,300
Cost of revenue	7,768	10,459

Gross profit	3,943	4,841

Operating expenses:
Sales and marketing	4,125	3,880
Research and development	1,597	1,791
General and administrative	2,884	2,802

Total expenses	8,606	8,473

Operating loss	(4,663)	(3,632)
Interest income	3	377
Interest expense	(42)	(22)
Other income (expense), net	(112)	589

Loss before income taxes	(4,814)	(2,688)
Provision for income taxes	49	6

Net loss	$(4,863)	$(2,694)

Net loss per share:
Basic and diluted	$(0.17)	$(0.10)

Shares used in computing net loss per share:
Basic and diluted	27,876	27,644

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEETS INFORMATION

(In thousands)

	September 30, 2012	June 30, 2012
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$7,226	$10,522
Accounts receivable, net	6,184	9,193
Inventories	11,044	10,658
Other current assets	3,576	3,779

Total current assets	28,030	34,152
Property and equipment, net	1,635	1,446
Other assets	2,422	2,662

Total assets	$32,087	$38,260

LIABILITIES & EQUITY (DEFICIT)
Current liabilities	$28,514	$26,759
Long-term debt	—	3,500
Other long-term liabilities	4,110	4,960
Shareholders’ equity (deficit)	(537)	3,041

Total liabilities and equity (deficit)	$32,087	$38,260